Exhibit 10.9

AMENDMENT TO

CONFIDENTIAL RELEASE AND SEPARATION AGREEMENT

This amendment (this “Amendment”) amends the Confidential Release and Separation Agreement (the “Agreement”), dated as of March 31, 2026, between Rallybio Corporation, a Delaware corporation (the “Company”), and Steven Ryder (“Dr. Ryder”) and is effective as of the date set forth on the signature page hereto. Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Agreement.

WHEREAS, the Company and Dr. Ryder entered into the Agreement;

WHEREAS, Section 3(d) of the Agreement provides for certain payments and benefits upon consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 1, 2026, by and among the Company, Farmington Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, and Candid Therapeutics, Inc., a Delaware corporation (the “Prior Merger Agreement”);

WHEREAS, the Prior Merger Agreement has been terminated; and

WHEREAS, the Company and Dr. Ryder desire to amend certain provisions of the Agreement to update the references to the Prior Merger Agreement in Section 3(d) thereof and to address the treatment of equity awards in connection with a future “Change in Control”.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Section 3(d) of the Agreement is hereby amended to replace all references therein to the Prior Merger Agreement with references to any agreement that provides for a business combination (including a reverse merger) pursuant to which the stockholders of the Company immediately prior to the transaction beneficially own securities representing less than 50% of the voting power of the Company following the transaction (the “Merger Agreement” and such transaction, the “Merger”).

2. The Company and Dr. Ryder acknowledge and agree that a “Change in Control” has not occurred under the Agreement as of the date of this Amendment.

3. For the avoidance of doubt, Section 3(d)(iii) of the Agreement, as amended hereby, shall continue to provide that all restricted stock, stock options and other equity or equity-based awards granted to Dr. Ryder by the Company that remain outstanding as of the date of Dr. Ryder’s separation shall remain outstanding and eligible to vest in accordance with the terms of the Merger Agreement, with any stock options that were vested and unexercised as of the date of Dr. Ryder’s separation and any stock options that become vested under the terms of the Merger Agreement remaining exercisable until ninety (90) days following the closing of the Merger (or, if earlier, until the original expiration date of such stock option).

4. Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with its original terms.

5. Dr. Ryder acknowledges and agrees that (i) this Amendment may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument, (ii) this Amendment may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder, and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Amendment is countersigned by Dr. Ryder.

[Signature page follows.]

The Company, by its duly authorized officer, and Dr. Ryder have executed this Amendment.

RALLYBIO CORPORATION

By:	/s/ Jonathan I. Lieber

Name:	Jonathan I. Lieber

Title:	Chief Financial Officer and Treasurer

Agreed and Accepted:

/s/ Steven Ryder

Steven Ryder